Exhibit 4.38

EXECUTION VERSION

AGENCY AGREEMENT

DATED 10 MAY 2013

Luxottica Group S.p.A.

(incorporated with limited liability in the Republic of Italy)

€2,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

(a corporation under the laws of the State of Delaware)

and

Luxottica S.r.l.

(incorporated with limited liability in the Republic of Italy)

Allen & Overy

Studio Legale e Associato

THIS AGREEMENT is dated 10 May 2013,

AMONG:

(1)                              LUXOTTICA GROUP S.p.A. (the Issuer);

(2)                              LUXOTTICA U.S. HOLDINGS CORP. and LUXOTTICA S.R.L. (the Guarantors and each a Guarantor);

(3)                              BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH (the Principal Paying Agent, the Agent or the Paying Agent, which expressions shall include any additional or successor paying agent appointed under clause 21); and

(4)                              BNP PARIBAS TRUST CORPORATION UK LTD (the Trustee, which expression shall include any successor trustee appointed under the terms of the Trust Deed).

IT IS AGREED:

1.                                    DEFINITIONS AND INTERPRETATION

1.1                            In this Agreement:

Calculation Agency Agreement in relation to any Series of Notes means an agreement in or substantially in the form of Schedule 1;

Calculation Agent means, in relation to the Notes of any Series, the person appointed as calculation agent in relation to the Notes by the Issuer pursuant to the provisions of a Calculation Agency Agreement (or any other agreement) and shall include any successor calculation agent appointed in respect of the Notes;

CGN means a Temporary Global Note in the form set out in Part 1 of Schedule 2 of the Trust Deed or a Permanent Global Note in the form set out in Part 2 of Schedule 2 of the Trust Deed, in either case where the applicable Final Terms specify that the Notes are not in New Global Note form;

Clearstream, Luxembourg means Clearstream Banking, société anonyme;

Code means the U.S. Internal Revenue Code of 1986;

Distribution Compliance Period has the meaning given to that term in Regulation S;

Euroclear means Euroclear Bank S.A./N.V.;

Eurosystem-eligible NGN means an NGN which is intended to be held in a manner which would allow Eurosystem eligibility, as stated in the applicable Final Terms;

FATCA Withholding means any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto;

NGN means a Temporary Global Note in the form set out in Part 1 of Schedule 2 of the Trust Deed or a Permanent Global Note in the form set out in Part 2 of Schedule 2 of the Trust Deed, in either case where the applicable Final Terms specify that the Notes are in New Global Note form;

Programme Agreement means the programme agreement dated 10 May 2013 between the Issuer, the Guarantors and the Dealers named in it, as amended from time to time;

Put Notice means a notice in the form set out in Schedule 2;

Reference Banks means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Euro-zone inter-bank market, in each case selected by the Agent and approved in writing by the Trustee or as specified in the applicable Final Terms;

Regulation S means the Regulation S under the Securities Act;

Securities Act means the United States Securities Act of 1933, as amended;

Series means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (a) expressed to be consolidated and form a single series and (b) identical in all respects (including as to listing) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices and the expressions Notes of the relevant Series and holders of Notes of the relevant Series and related expressions shall be construed accordingly;

Specified Time means 11.00 a.m. (London time, in the case of a determination of LIBOR, or Brussels time, in the case of a determination of EURIBOR); and

Trust Deed means the trust deed dated 10 May 2013 relating to the Programme and made between the Issuer and the Trustee as amended, modified, varied, supplemented, replaced, restated or novated from time to time.

1.2                            (a)                               In this Agreement, unless the contrary intention appears, a reference to:

(i)                                  an amendment includes a supplement, restatement or novation and amended is to be construed accordingly;

(ii)                              a person includes any individual, company, unincorporated association, government, state agency, international organisation or other entity;

(iii)                          the records of Euroclear and Clearstream, Luxembourg shall be to the records that each of Euroclear and Clearstream, Luxembourg holds for its customers which reflect the amount of such customer’s interest in the Notes;

(iv)                          a provision of a law is a reference to that provision as extended, amended or re-enacted;

(v)                              a clause or Schedule is a reference to a clause of, or a schedule to, this Agreement;

(vi)                          a person includes its successors and assigns;

(vii)                      a document is a reference to that document as amended from time to time; and

(viii)                  a time of day is a reference to London time.

(b)                              The headings in this Agreement do not affect its interpretation.

(c)                               Terms and expressions defined in the Programme Agreement, the Trust Deed or the Notes or used in the applicable Final Terms shall have the same meanings in this Agreement, except where the context otherwise requires or unless otherwise stated.

(d)                              All references in this Agreement to costs or charges or expenses shall include any value added tax or similar tax charged or chargeable in respect thereof.

(e)                               All references in this Agreement to Notes shall, unless the context otherwise requires, include any Global Note representing the Notes.

(f)                                All references in this Agreement to principal and/or interest or both in respect of the Notes or to any moneys payable by the Issuer and/or any Guarantor under this Agreement shall be construed in accordance with Condition 5 (Payments).

(g)                               All references in this Agreement to the relevant currency shall be construed as references to the currency in which payments in respect of the relevant Notes and/or Coupons are to be made.

(h)                              All references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system approved by the Issuer, the Trustee and the Agent or as otherwise specified in Part B of the applicable Final Terms.

(i)                                  All references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

1.3                            For the purposes of this Agreement, the Notes of each Series shall form a separate series of Notes and the provisions of this Agreement shall apply mutatis mutandis separately and independently to the Notes of each Series and in this Agreement the expressions Notes, Noteholders, Coupons, Couponholders, Talons and related expressions shall be construed accordingly.

1.4                            As used herein, in relation to any Notes which are to have a “listing” or be “listed” (i) on the Luxembourg Stock Exchange, listing and listed shall be construed to mean that such Notes have been admitted to trading on the Official List of the Luxembourg Stock Exchange’s regulated market and have been listed on the Luxembourg Stock Exchange and (ii) on any other Stock Exchange within the European Economic Area, listing and listed shall be construed to mean that Notes have been admitted to trading on a market within that jurisdiction which is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

2.                                    APPOINTMENT OF AGENTS

2.1                            The Agent is appointed, and the Agent agrees to act, as agent of the Issuer and the Guarantors (and for the purposes only of subclause 2.4 below, the Trustee), upon the terms and subject to the conditions set out below, for the following purposes:

(a)                               completing, authenticating and delivering Temporary Global Notes and Permanent Global Notes and (if required) authenticating and delivering Definitive Notes;

(b)                              giving effectuation instructions in respect of each Global Note which is a Eurosystem-eligible NGN;

(c)                               exchanging Temporary Global Notes for Permanent Global Notes or Definitive Notes, as the case may be, in accordance with the terms of Temporary Global Notes and, in respect of any such exchange, (i) making all notations on Global Notes which are CGNs as required by their terms and (ii) instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Global Notes which are NGNs;

(d)                              exchanging Permanent Global Notes for Definitive Notes in accordance with the terms of Permanent Global Notes and, in respect of any such exchange, (i) making all notations on Permanent Global Notes which are CGNs as required by their terms and (ii) instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Permanent Global Notes which are NGNs;

(e)                               paying sums due on Global Notes, Definitive Notes and Coupons and instructing Euroclear and Clearstream, Luxembourg to make appropriate entries in their records in respect of all Global Notes which are NGNs;

(f)                                exchanging Talons for Coupons in accordance with the Conditions;

(g)                               determining the end of the Distribution Compliance Period applicable to each Tranche in accordance with clause 5;

(h)                              unless otherwise specified in the applicable Final Terms, determining the interest and/or other amounts payable in respect of the Notes in accordance with the Conditions;

(i)                                  arranging on behalf of and at the expense of the Issuer and/or any Guarantor for notices to be communicated to the Noteholders in accordance with the Conditions;

(j)                                  ensuring that, as directed by the Issuer, all necessary action is taken to comply with any reporting requirements of any competent authority in respect of any relevant currency as may be in force from time to time with respect to the Notes to be issued under the Programme;

(k)                              subject to the Procedures Memorandum, submitting to the relevant authority or authorities such number of copies of each Final Terms which relates to Notes which are to be listed as the relevant authority or authorities may require;

(l)                                  acting as Calculation Agent in respect of Notes where named as such in the applicable Final Terms; and

(m)                          performing all other obligations and duties imposed upon it by the Conditions, this Agreement and the Procedures Memorandum.

2.2                            Each Paying Agent is appointed, and each Paying Agent agrees to act, as paying agent of the Issuer and the Guarantors (and for the purposes only of subclause 2.4 below, the Trustee), upon the terms and subject to the conditions set out below, for the purposes of paying sums due on any Notes and Coupons and performing all other obligations and duties imposed upon it by the Conditions and this Agreement.

2.3                            In relation to each issue of Eurosystem-eligible NGNs, the Issuer hereby authorises and instructs the Agent to elect Euroclear/Clearstream, Luxembourg as common safekeeper.  From time to time, the Issuer and the Agent may agree to vary this election.  The Issuer acknowledges that any such election is subject to the right of Euroclear and Clearstream, Luxembourg to jointly determine that the other shall act as common safekeeper in relation to any such issue and agrees that no liability shall attach to the Agent in respect of any such election made by it.

2.4                            At any time after an Event of Default or a Potential Event of Default shall have occurred and be continuing or the Notes shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under clause 10 (Application of Moneys) of the Trust Deed to the relevant Noteholders and/or Couponholders, the Trustee may:

(a)                               by notice in writing to the Issuer, the Guarantors, the Agent and the other Paying Agents require the Agent and the other Paying Agents pursuant to this Agreement:

(i)                                     to act thereafter as Agent and other Paying Agent respectively of the Trustee in relation to payments to be made by or on behalf of the Trustee under the terms of the Trust Deed mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any provisions of this Agreement for the indemnification, remuneration and payment of out-of-pocket expenses of the Agent and the other Paying Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed in respect of the Notes of the relevant Series and available for the purpose) and thereafter to hold all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons on behalf of the Trustee; or

(ii)                                 to deliver up all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons to the Trustee or as the Trustee shall direct in such notice, provided that such notice shall be deemed not to apply to any documents or records which the Agent and the other Paying Agent is obliged not to release by any law or regulation; and

(b)                              by notice in writing require the Issuer and the Guarantors to make all subsequent payments in respect of the Notes and Coupons to or to the order of the Trustee and not to the Paying Agent.

2.5                            In the event that Definitive Notes are issued and the Paying Agent informs the Issuer that it is unable to perform its obligations under this Agreement (it being agreed that the Paying Agent will inform the Issuer forthwith of this necessity), the Issuer shall forthwith appoint an additional agent in accordance with Clause 21 which is able to perform such obligations.

2.6                            The obligations of the Paying Agents under this Agreement are several and not joint.

2.7                            The Agent shall not be under any obligation to take any action under this Agreement that may result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

2.8                            The Agent shall act as Calculation Agent in relation to a particular series of Notes if it is specified as such in the Final Terms relating to such series unless the Agent gives notice to the Issuer, within two days of receiving the draft relevant Final Terms that it is unable to act as Calculation Agent in relation to such Notes.

3.                                    ISSUE OF GLOBAL NOTES

3.1                            Subject to subclause 3.4, following receipt of a faxed copy of the applicable Final Terms signed by the Issuer, together with the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum, the Issuer authorises the Agent and the Agent agrees, to take the steps required of the Agent in the Procedures Memorandum.

3.2                            For the purpose of subclause 3.1, the Agent will on behalf of the Issuer if specified in the applicable Final Terms that a Temporary Global Note will initially represent the Tranche of Notes:

(a)                               prepare a Temporary Global Note by attaching a copy of the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum to a copy of the signed master Temporary Global Note;

(b)                              authenticate the Temporary Global Note;

(c)                               deliver the Temporary Global Note to the specified common depositary (if the Temporary Global Note is a CGN) or specified common safekeeper (if the Temporary Global Note is a NGN) for Euroclear and Clearstream, Luxembourg and, in the case of a Temporary Global Note which is a Eurosystem-eligible NGN, to instruct the common safekeeper to effectuate the same;

(d)                              ensure that the Notes of each Tranche are assigned, as applicable, security numbers (including, but not limited to, common codes and ISINs) which are different from the security numbers assigned to Notes of any other Tranche of the same Series until at least expiry of the Distribution Compliance Period in respect of the Tranche; and

(e)                               if the Temporary Global Note is a NGN, instruct Euroclear and Clearstream, Luxembourg to make the appropriate entries in their records to reflect the initial outstanding aggregate principal amount of the relevant Tranche of Notes;

3.3                            For the purpose of subclause 3.1, the Agent will on behalf of the Issuer if specified in the applicable Final Terms that a Permanent Global Note will represent the Notes on issue:

(a)                               in the case of the first Tranche of any Series of Notes, prepare a Permanent Global Note by attaching a copy of the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum to a copy of the master Permanent Global Note;

(b)                              in the case of the first Tranche of any Series of Notes, authenticate the Permanent Global Note;

(c)                               in the case of the first Tranche of any Series of Notes, deliver the Permanent Global Note to the specified common depositary (if the Permanent Global Note is a CGN) or specified common safekeeper (if the Permanent Global Note is a NGN) for Euroclear and/or Clearstream, Luxembourg and, in the case of a Permanent Global Note which is a Eurosystem-eligible NGN, to instruct the common safekeeper to effectuate the same;

(d)                              if the Permanent Global Note is a NGN, instruct Euroclear and Clearstream, Luxembourg to make the appropriate entries in their records to reflect the initial outstanding aggregate principal amount of the relevant Tranche of Notes;

(e)                               in the case of a subsequent Tranche of any Series of Notes deliver the applicable Final Terms to the specified common depositary or common safekeeper, as the case may be, for attachment to the Permanent Global Note and, in the case where the Permanent Global Note is a CGN, make all appropriate entries on the relevant Schedule to the Permanent Global Note to reflect the increase in its nominal amount or, in the case where the Permanent Global Note is a NGN, instruct Euroclear and Clearstream, Luxembourg to make the appropriate entries in their records to reflect the increased outstanding aggregate principal amount of the relevant Series; and

(f)                                ensure that the Notes of each Tranche are assigned, as applicable, security numbers (including, but not limited to, common codes and ISINs) which are different from the security numbers assigned to the Notes of any other Tranche of the same Series until at least the expiry of the Distribution Compliance Period in respect of the Tranche.

3.4                            The Agent shall only be required to perform its obligations under this clause 3 if it holds:

(a)                               a master Temporary Global Note duly executed by a person or persons duly authorised to execute the same on behalf of the Issuer, which may be used by the Agent for the purpose of preparing Temporary Global Notes in accordance with subclause 3.2;

(b)                              a master Permanent Global Note duly executed by a person or persons duly authorised to execute the same on behalf of the Issuer, which may be used by the Agent for the purpose of preparing Permanent Global Notes in accordance with subclause 3.3 and clause 4; and

(c)                               signed copies of the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum.

3.5                            The Issuer undertakes to ensure that the Agent receives copies of each document specified in subclause 3.4 in a timely manner.

3.6                            Where the Agent delivers any authenticated Global Note to a common safekeeper for effectuation using electronic means, it is authorised and instructed to destroy the Global Note retained by it following its receipt of confirmation from the common safekeeper that the relevant Global Note has been effectuated.

4.                                    EXCHANGE OF GLOBAL NOTES

4.1                            The Agent shall determine the Exchange Date for each Temporary Global Note in accordance with its terms.  Immediately after determining any Exchange Date, the Agent shall notify its determination to the Issuer, the Guarantors, the Trustee, the other Paying Agents, the relevant Dealer, Euroclear and Clearstream, Luxembourg.

4.2                            Where a Temporary Global Note is to be exchanged for a Permanent Global Note, the Agent is authorised by the Issuer and instructed:

(a)                               in the case of the first Tranche of any Series of Notes, to prepare and complete a Permanent Global Note in accordance with the terms of the Temporary Global Note applicable to the Tranche by attaching a copy of the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum to a copy of the master Permanent Global Note;

(b)                              in the case of the first Tranche of any Series of Notes, to authenticate the Permanent Global Note;

(c)                               in the case of the first Tranche of any Series of Notes if the Permanent Global Note is a CGN, to deliver the Permanent Global Note to the common depositary which is holding the Temporary Global Note representing the Tranche for the time being on behalf of Euroclear and/or Clearstream, Luxembourg to hold on behalf of the Issuer pending its exchange for the Temporary Global Note;

(d)                              in the case of the first Tranche of any Series of Notes if the Permanent Global Note is a NGN, to deliver the Permanent Global Note to the common safekeeper which is holding the Temporary Global Note representing the Tranche for the time being on behalf of Euroclear and/or Clearstream, Luxembourg to effectuate (in the case of a Permanent Global Note which is a Eurosystem-eligible NGN) and to hold on behalf of the Issuer pending its exchange for the Temporary Global Note;

(e)                               in the case of a subsequent Tranche of any Series of Notes if the Permanent Global Note is a CGN, to attach a copy of the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum to the Permanent Global Note applicable to the relevant Series and to enter details of any exchange in whole or part; and

(f)                                in the case of a subsequent Tranche of any Series of Notes if the Permanent Global Note is a NGN, to deliver the applicable Final Terms and the duly completed information relating to the Issuer pursuant to Article 2414 of the Italian Civil Code in the form set out in Annex 3 Part B of the Procedures Memorandum to the specified common safekeeper for attachment to the Permanent Global Note applicable to the relevant Series.

4.3                            Where a Global Note is to be exchanged for Definitive Notes in accordance with its terms, the Agent is authorised by the Issuer and instructed:

(a)                               to authenticate the Definitive Notes in accordance with the provisions of this Agreement; and

(b)                              to deliver the Definitive Notes to or to the order of Euroclear and/or Clearstream, Luxembourg.

4.4                            Upon any exchange of all or a part of an interest in a Temporary Global Note for an interest in a Permanent Global Note or upon any exchange of all or a part of an interest in a Global Note for Definitive Notes, the Agent shall (i) procure that the relevant Global Note shall, if it is a CGN, be endorsed by or on behalf of the Agent to reflect the reduction of its nominal amount by the aggregate nominal amount so exchanged and, where applicable, the Permanent Global Note shall be endorsed by or on behalf of the Agent to reflect the increase in its nominal amount as a result of any exchange for an interest in the Temporary Global Note or (ii) in the case of any Global Note which is a NGN, instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such exchange.  Until exchanged in full, the holder of an interest in any Global Note shall in all respects be entitled to the same benefits under this Agreement as the holder of Definitive Notes and Coupons authenticated and delivered under this Agreement, subject as set out in the Conditions.  The Agent is authorised on behalf of the Issuer and instructed (a) in the case of any Global Note which is a CGN, to endorse or to arrange for the endorsement of the relevant Global Note to reflect the reduction in the nominal amount represented by it by the amount so exchanged and, if appropriate, to endorse the Permanent Global Note to reflect any increase in the nominal amount represented by it and, in either case, to sign in the relevant space on the relevant Global Note recording the exchange and reduction or increase, (b) in the case of any Global Note which is a NGN, to instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such exchange and (c) in the case of a total exchange, to cancel or arrange for the cancellation of the relevant Global Note.

4.5                            The Agent shall notify the Issuer and the Trustee immediately after it receives a request for the issue of Definitive Notes in accordance with the provisions of a Global Note and the aggregate nominal amount of the Global Note to be exchanged.

4.6                            The Issuer undertakes to deliver to the Agent sufficient numbers of executed Definitive Notes with, if applicable, Coupons and Talons attached, to enable the Agent to comply with its obligations under this Agreement.

4.7                            So long as any of the Notes is outstanding the Agent shall, within seven days of any request by the Issuer, any Guarantor or the Trustee certify to the Issuer or, as the case may be, the relevant Guarantor or the Trustee the number of definitive Notes held by it under this Agreement.

5.                                    DETERMINATION OF END OF DISTRIBUTION COMPLIANCE PERIOD

5.1                            In the case of a Tranche in respect of which there is only one Dealer, the Agent will determine the end of the Distribution Compliance Period in respect of the Tranche as being the fortieth day following the date determined and certified by the relevant Dealer to the Agent as being the date on which distribution of the Notes of that Tranche was completed.

5.2                            In the case of a Tranche in respect of which there is more than one Dealer but which is not issued on a syndicated basis, the Agent will determine the end of the Distribution Compliance Period in respect of the Tranche as being the fortieth day following the last of the dates determined and certified by all the relevant Dealers to the Agent as being the respective dates on which distribution of the Notes of that Tranche purchased by each Dealer was completed.

5.3                            In the case of a Tranche issued on a syndicated basis, the Agent will determine the end of the Distribution Compliance Period in respect of the Tranche as being the fortieth day following the date determined and certified by the Lead Manager to the Agent as being the date on which distribution of the Notes of that Tranche was completed.

5.4                            Immediately after it determines the end of the Distribution Compliance Period in respect of any Tranche, the Agent shall give notice of such determination to the Issuer, the Trustee, Euroclear, Clearstream, Luxembourg and the relevant Dealer or Lead Manager, as the case may be.

6.                                    TERMS OF ISSUE

6.1                            The Agent shall cause all Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that Notes are issued only in accordance with the provisions of this Agreement, the Conditions and, where applicable, the relevant Global Notes.

6.2                            Subject to the procedures set out in the Procedures Memorandum, for the purposes of clause 3, the Agent is entitled to treat a telephone, telex or facsimile communication from a person purporting to be (and whom the Agent believes in good faith to be) the authorised representative of the Issuer and the Guarantors named in the list referred to in, or notified pursuant to, subclause 19.7, or any other list duly provided for the purpose by the Issuer and the Guarantors to the Agent, as sufficient instructions and authority of the Issuer and each Guarantor for the Agent to act in accordance with clause 3.

6.3                            In the event that a person who has signed a master Global Note held by the Agent on behalf of the Issuer ceases to be authorised as described in subclause 19.7, the Agent shall (unless the Issuer gives notice to the Agent that Notes signed by that person do not constitute valid and binding obligations of the Issuer or otherwise until replacements have been provided to the Agent) continue to have authority to issue Notes signed by that person, and the Issuer warrants to the Agent that those Notes shall be valid and binding obligations of the Issuer.  Upon any person ceasing to be authorised, the Issuer shall provide the Agent with replacement master Global Notes and the Agent shall, upon receipt of such replacements, cancel and destroy the master Global Notes held by it which are signed by that person and shall provide the Issuer with a certificate of destruction, specifying the master Global Notes so cancelled and destroyed.

6.4                            If the Agent pays an amount (the Advance) to the Issuer on the basis that a payment (the Payment) has been or will be received from a Dealer and if the Payment is not received by the Agent on the date the Agent pays the Issuer, the Issuer shall repay to the Agent the Advance and shall pay interest on the Advance (or the unreimbursed portion thereof) from (and including) the date the Advance is made to (but excluding) the earlier of repayment of the Advance or receipt by the Agent of the Payment at a rate quoted at that time by the Agent as its cost of funding the Advance provided that evidence of the basis of such rate is given to the Issuer.  For the avoidance of doubt, the Agent shall not be obliged to pay any amount to the Issuer if it has not received satisfactory confirmation that it is to receive the amount from a Dealer.

6.5                            Except in the case of issues where the Agent does not act as receiving bank for the Issuer in respect of the purchase price of the Notes being issued, if on the Issue Date a Dealer does not pay the full purchase price due from it in respect of any Note (the Defaulted Note) and, as a result, the Defaulted Note remains in the Agent’s distribution account with Euroclear and/or Clearstream, Luxembourg after the Issue Date, the Agent will continue to hold the Defaulted Note to the order of the Issuer.  The Agent shall notify the Issuer immediately of the failure of the Dealer to pay the full purchase price due from it in respect of any Defaulted Note and, subsequently, shall (a) notify the Issuer immediately on receipt from the Dealer of the full purchase price in respect of any Defaulted Note and (b) pay to the Issuer the amount so received.

7.                                    PAYMENTS

7.1                            The Issuer (failing which the Guarantors) will:

(a)                               before 10.00 a.m. (Luxembourg time) on each date on which any payment in Euro in respect of any Note becomes due, transfer to an account specified by the Principal Paying Agent such amount in Euro as shall be sufficient for the purpose of such payment in funds settled through TARGET 2;

(b)                              before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant currency) on each date on which any payment in GBP or USD in respect of any Note becomes due, transfer to an account specified by the Principal Paying Agent the amount in such currency as shall be sufficient for the purpose of such payment in funds settled through such payment system as the Agent and the Issuer may agree;

(c)                               before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant currency) one Business Day prior to each date on which any payment in JPY or any other currency (other than Euro, GBP or USD) in respect of any Note becomes due, transfer to an account specified by the Principal Paying Agent the amount in such currency as shall be sufficient for the purpose of such payment;

or

prior to the issuance of the relevant Notes, consult and agree with the Principal Paying Agent, in relation to the settlement and timing for payment procedures in respect of any Notes for which the relevant currency is other than Euro, GBP or USD;

(d)                              before 10.00 a.m. (local time in the relevant principal financial centre of the country of the relevant currency) two Business Days prior to each date on which any payment in JPY or any other currency (other than Euro, GBP or USD) in respect of any Note becomes due, transfer to an account specified by the Principal Agent the amount in such currency as shall be sufficient for the purpose of such payment, if at the time of the payment the long-term deposit rating of the Issuer assigned by Fitch Rating Limited is below BBB or by Standard

& Poors is below BBB or by Moodys is below Baa2 in funds settled through such payment system as the Agent and the Issuer may agree.

7.2                            Any funds paid by or by arrangement with the Issuer to the Agent under subclause 7.1 shall be held in the relevant account referred to in subclause 7.1 for payment to the Noteholders or Couponholders, as the case may be, until any Notes or matured Coupons become void under Condition 8 (Prescription).  In that event the Agent shall repay to the Issuer sums equivalent to the amounts which would otherwise have been repayable on the relevant Notes or Coupons.

7.3                            The Issuer (failing which the Guarantors) will ensure that no later than 10.00 a.m. (Luxembourg time) on the second Luxembourg Business Day (as defined below) immediately preceding the date on which any payment is to be made to the Agent under subclause 7.1, the Agent shall receive a payment confirmation by telex from the paying bank of the Issuer.  For the purposes of this subclause, Luxembourg Business Day means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in Luxembourg.

7.4                            The Agent shall notify each of the other Paying Agents and the Trustee immediately:

(a)                               if it has not by the relevant date set out in subclause 7.1 received unconditionally the full amount in the Specified Currency required for the payment; and

(b)                              if it receives unconditionally the full amount of any sum payable in respect of the Notes or Coupons after that date.

The Agent shall, at the expense of the Issuer or, failing which, the Guarantors, immediately on receiving any amount as described in subclause 7.4(b), cause notice of that receipt to be published under Condition 13 (Notices).

7.5                            The Agent shall ensure that payments of both principal and interest in respect of a Temporary Global Note will only be made if certification of non-U.S. beneficial ownership as required by U.S. Treasury regulations has been received from Euroclear and/or Clearstream, Luxembourg in accordance with the terms of the Temporary Global Note.

7.6                            Unless it has received notice under subclause 7.4(a), each Paying Agent shall pay or cause to be paid all amounts due in respect of the Notes on behalf of the Issuer and the Guarantors in the manner provided in the Conditions.  If any payment provided for in subclause 7.1 is made late but otherwise in accordance with the provisions of this Agreement, the relevant Paying Agent shall nevertheless make payments in respect of the Notes as stated above following receipt by it of such payment.

7.7                            If for any reason the Agent considers in its sole discretion that the amounts to be received by it under subclause 7.1 will be, or the amounts actually received by it are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the Notes, no Paying Agent shall be obliged to pay any such claims until the Agent has received the full amount of all such payments.

7.8                           Without prejudice to subclauses 7.6 and 7.7, if the Agent pays any amounts to the holders of Notes or Coupons or to any other Paying Agent at a time when it has not received payment in full in respect of the relevant Notes in accordance with subclause 7.1 (the excess of the amounts so paid over the amounts so received being the Shortfall), the Issuer (failing which the Guarantors) will, in addition to paying amounts due under subclause 7.1, pay to the Agent on demand interest (at a rate which represents the Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Agent of the Shortfall.

7.9                            The Agent shall on demand promptly reimburse each other Paying Agent for payments in respect of Notes properly made by each Paying Agent in accordance with this Agreement and the Conditions unless the Agent has notified the relevant Paying Agent, prior to its opening of business on the due date of a payment in respect of the Notes, that the Agent does not expect to receive sufficient funds to make payment of all amounts falling due in respect of the Notes.

7.10                    Whilst any Notes are represented by Global Notes, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Notes, subject to and in accordance with the provisions of the Global Notes.  On the occasion of each payment, (i) in the case of a CGN, the Paying Agent to which any Global Note was presented for the purpose of making the payment shall cause the appropriate Schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of the payments of principal and/or interest as applicable or (ii) in the case of any Global Note which is a NGN, the Agent shall instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such payment.

7.11                    If the amount of principal and/or interest then due for payment is not paid in full (otherwise than by reason of a witholding or deduction required by law to be made, any FATCA Witholding or a certification required by the terms of a Note not being received), (i) the Paying Agent to which a Note or Coupon (as the case may be) is presented for the purpose of making the payment shall, unless the Note is a NGN, make a record of the shortfall on the relevant Note or Coupon and the record shall, in the absence of manifest error, be prima facie evidence that the payment in question has not to that extent been made or (ii) in the case of any Global Note which is a NGN, the Agent shall instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such shortfall in payment.

7.12                    If the Issuer determines, in its sole discretion, that it will be required to withhold or deduct any FATCA Withholding in connection with the next scheduled payment, the Issuer will be entitled to re-direct or reorganise such payment in any way that it sees fit in order that the payment may be made free from FATCA Withholding.

8.                        DETERMINATIONS AND NOTIFICATIONS IN RESPECT OF NOTES AND INTEREST DETERMINATION

8.1                            Determinations and notifications

(a)                               The Agent shall, unless otherwise specified in the applicable Final Terms, make all the determinations and calculations which it is required to make under the Conditions, all subject to and in accordance with the Conditions.

(b)                              The Agent shall not be responsible to the Issuer, the Guarantors or to any third party as a result of the Agent having acted on any quotation given by any Reference Bank which subsequently may be found to be incorrect.

(c)                               The Agent shall promptly notify (and confirm in writing to) the Issuer, the Guarantors, the Trustee, the other Paying Agents and (in respect of a Series of Notes listed on a Stock Exchange) the relevant Stock Exchange by no later than the first day of each Interest Period of each Rate of Interest, Interest Amount and Interest Payment Date and all other amounts, rates and dates which it is obliged to determine or calculate under the Conditions as soon as practicable after their determination and of any subsequent amendments to them under the Conditions.

(d)                             The Agent shall use its best endeavours to cause each Rate of Interest, Interest Amount and Interest Payment Date and all other amounts, rates and dates which it is obliged to determine or calculate under the Conditions to be published as required in accordance with the Conditions as soon as possible after their determination or calculation.

(e)                               If the Agent does not at any time for any reason determine and/or calculate and/or publish the Rate of Interest, Interest Amount and/or Interest Payment Date in respect of any Interest Period or any other amount, rate or date as provided in this clause, it shall immediately notify the Issuer, the Guarantors, the Trustee and the other Paying Agents of that fact.

(f)                                Determinations with regard to Notes required to be made by a Calculation Agent specified in the applicable Final Terms shall be made in the manner so specified.  Unless otherwise agreed between the Issuer and the relevant Dealer or the Lead Manager, as the case may be, or unless the Agent is the Calculation Agent (in which case the provisions of this Agreement shall apply), those determinations shall be made on the basis of a Calculation Agency Agreement substantially in the form of Schedule 1.  Notes of any Series may specify additional duties and obligations of any Paying Agent, the performance of which will be agreed between the Issuer and the relevant Paying Agent prior to the relevant Issue Date.

8.2                            Interest determination

(a)                               Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(i)                                  the offered quotation; or

(ii)                              the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

(expressed as a percentage rate per annum), for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at the Specified Time on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Agent.  If five or more offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one highest quotation, one only of those quotations) and the lowest (or, if there is more than one lowest quotation, one only of those quotations) shall be disregarded by the Agent for the purpose of determining the arithmetic mean (rounded as provided above) of the offered quotations.

(b)                              If the Relevant Screen Page is not available or if, in the case of subclause 8.2(a)(i), no offered quotation appears or, in the case of subclause 8.2(a)(ii), fewer than three offered quotations appear, in each case as at the Specified Time, the Agent shall request each of the Reference Banks to provide the Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate at approximately the Specified Time on the Interest Determination Date in question.  If two or more of the Reference Banks provide the Agent with offered quotations, the Rate of Interest for the Interest Period shall be the arithmetic mean (rounded if necessary to the fifth decimal place with 0.000005 being rounded upwards) of the offered quotations plus or minus (as appropriate) the Margin (if any), all as determined by the Agent.

(c)                               If on any Interest Determination Date one only or none of the Reference Banks provides the Agent with an offered quotation as provided in the preceding paragraph, the Rate of Interest for the relevant Interest Period shall be the rate per annum which the Agent determines as being the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the rates, as communicated to (and at the request of) the Agent by the Reference Banks or any two or more of them, at which such banks were offered, at approximately the Specified Time on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in the London inter-bank market (if the Reference Rate is LIBOR) or the Euro-zone inter-bank market (if the Reference Rate is EURIBOR) plus or minus (as appropriate) the Margin (if any) or, if fewer than two of the Reference Banks provide the Agent with offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean (rounded as provided above) of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, at approximately the Specified Time on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Issuer suitable for the purpose) informs the Agent it is quoting to leading banks in the London inter-bank market (if the Reference Rate is LIBOR) or the Euro-zone inter-bank market (if the Reference Rate is EURIBOR) plus or minus (as appropriate) the Margin (if any), provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin is to be applied to the relevant Interest Period from that which applied to the last preceding Interest Period, the Margin relating to the relevant Interest Period in place of the Margin relating to that last preceding Interest Period).

(d)                              If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Final Terms as being other than LIBOR or EURIBOR, the Rate of Interest in respect of the Notes will be determined as provided in the applicable Final Terms.

9.                                    NOTICE OF ANY WITHHOLDING OR DEDUCTION

9.1                            If the Issuer or any Guarantor is, in respect of any payment, compelled to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges as specifically contemplated under the Conditions, it shall give notice of that fact to the Trustee and the Agent as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Trustee and the Agent such information as it shall require to enable it to comply with the requirement.

9.2                            If any Paying Agent is, in respect of any payment of principal or interest in respect of the Notes, compelled to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental charges as specifically contemplated under the Conditions, other than arising under subclause 9.1 or by virtue of the relevant holder failing to satisfy any certification or other requirement in respect of its Notes, it shall give notice of that fact to the Issuer, the Trustee and the Agent as soon as it becomes aware of the compulsion to withhold or deduct.

10.                            DUTIES OF THE PAYING AGENTS IN CONNECTION WITH EARLY REDEMPTION

10.1                    If the Issuer decides to redeem any Notes for the time being outstanding before their Maturity Date in accordance with the Conditions, the Issuer shall give notice of the decision to the Trustee and the Agent stating the date on which the Notes are to be redeemed and the nominal amount of Notes to be redeemed as soon as reasonably practicable before the date on which the Issuer will give notice to the Noteholders in accordance with the Conditions of the redemption in order to enable the Agent to carry out its duties in this Agreement and in the Conditions.

10.2                    If some only of the Notes are to be redeemed, the Agent shall, in the case of Definitive Notes, make the required drawing in accordance with the Conditions but shall give the Issuer reasonable notice of the time and place proposed for the drawing and the Issuer shall be entitled to send representatives to attend the drawing and shall, in the case of Notes in global form, co-ordinate the selection of Notes to be redeemed with Euroclear and Clearstream, Luxembourg, all in accordance with the Conditions.

10.3                    The Agent shall publish the notice required in connection with any redemption and shall, if applicable, at the same time also publish a separate list of the serial numbers of any Notes in definitive form previously drawn and not presented for redemption.  The redemption notice shall specify the date fixed for redemption, the redemption amount, the manner in which redemption will be effected and, in the case of a partial redemption of Definitive Notes, the serial numbers of the Notes to be redeemed.  The notice will be published in accordance with the Conditions.  The Agent will also notify the Trustee and the other Paying Agents of any date fixed for redemption of any Notes.

10.4                    Each Paying Agent will keep a stock of Put Notices and will make them available on demand to holders of Definitive Notes, the Conditions of which provide for redemption at the option of Noteholders.  Upon receipt of any Note deposited in the exercise of a put option in accordance with the Conditions, the Paying Agent with which the Note is deposited shall hold the Note (together with any Coupons and Talons relating to it deposited with it) on behalf of the depositing Noteholder (but shall not, save as provided below, release it) until the due date for redemption of the relevant Note consequent upon the exercise of the option, when, subject as provided below, it shall present the Note (and any such unmatured Coupons and Talons) to itself for payment of the amount due together with any interest due on the date of redemption in accordance with the Conditions and shall pay those moneys in accordance with the directions of the Noteholder contained in the relevant Put Notice.  If, prior to the due date for its redemption, an Event of Default has occurred and is continuing or the Note becomes immediately due and repayable or if upon due presentation payment of the redemption moneys is improperly withheld or refused, the Paying Agent concerned shall post the Note (together with any such Coupons and Talons) by uninsured post to, and at the risk of, the relevant Noteholder (unless the Noteholder has otherwise requested and paid the costs of insurance to the relevant Paying Agent at the time of depositing the Notes) at the address given by the Noteholder in the relevant Put Notice.  At the end of each period for the exercise of any put option, each Paying Agent shall promptly notify the Agent of the principal amount of the Notes in respect of which the option has been exercised with it together with their serial numbers and the Agent shall promptly notify those details to the Issuer.

11.                            RECEIPT AND PUBLICATION OF NOTICES

11.1                    Immediately after it receives a demand or notice from any Noteholder in accordance with the Conditions, the Agent shall forward a copy to the Issuer, the Trustee and the Guarantors.

11.2                    On behalf of and at the request and expense of the Issuer (failing which the Guarantors), the Agent shall cause to be published all notices required to be given by the Issuer, the Trustee and the Guarantors to the Noteholders in accordance with the Conditions.

12.                            CANCELLATION OF NOTES, COUPONS AND TALONS

12.1                    All Notes which are redeemed, all Global Notes which are exchanged in full, all Coupons which are paid and all Talons which are exchanged shall be cancelled by the Paying Agent by which they are redeemed, exchanged or paid.  In addition, the Issuer and the Guarantors shall immediately notify the Agent and the Trustee in writing of all Notes which are purchased on behalf of the Issuer, the Guarantors or any of their respective Subsidiaries and all such Notes surrendered to a Paying Agent for cancellation, together (in the case of Definitive Notes) with all unmatured Coupons or Talons (if any) attached to them or surrendered with them, shall be cancelled by the Paying Agent to which they are surrendered.  Each of the Paying Agents shall give to the Agent details of all payments made by it and shall deliver all cancelled Notes, Coupons and Talons to the Agent or as the Agent may specify.

12.2                    If the Notes are cancelled in accordance with this clause 12, the Principal Paying Agent shall promptly inform the Luxembourg Stock Exchange (as long and if such Notes are listed on the Luxembourg Stock Exchange) of any cancellation of the Notes.

12.3                    The Agent shall deliver to the Issuer and the Trustee as soon as reasonably practicable and in any event within three months after the date of each repayment, payment, cancellation or replacement, as the case may be, a certificate stating:

(a)                               the aggregate nominal amount of Notes which have been redeemed and the aggregate amount paid in respect of them;

(b)                              the number of Notes cancelled together (in the case of Notes in definitive form) with details of all unmatured Coupons or Talons attached to them or delivered with them;

(c)                               the aggregate amount paid in respect of interest on the Notes;

(d)                              the total number by maturity date of Coupons and Talons cancelled; and

(e)                               (in the case of Definitive Notes) the serial numbers of the Notes.

12.4                    The Agent shall destroy all cancelled Notes, Coupons and Talons and, immediately following their destruction, send to the Issuer and the Trustee a certificate stating the serial numbers of the Notes (in the case of Notes in definitive form) and the number by maturity date of Coupons and Talons destroyed.

12.5                    Without prejudice to the obligations of the Agent under subclause 12.3, the Agent shall keep a full and complete record of all Notes, Coupons and Talons (other than serial numbers of Coupons) and of their redemption, purchase on behalf of the Issuer, any Guarantor or any of their respective Subsidiaries and cancellation, payment or replacement (as the case may be) and of all replacement Notes, Coupons or Talons issued in substitution for mutilated, defaced, destroyed, lost or stolen Notes, Coupons or Talons.  The Agent shall in respect of the Coupons of each maturity retain (in the case of Coupons other than Talons) until the expiry of ten years from the Relevant Date in respect of such Coupons and (in the case of Talons) indefinitely either all paid or exchanged Coupons of that maturity or a list of the serial numbers of Coupons of that maturity still remaining unpaid or unexchanged.  The Agent shall at all reasonable times make the record available to the Issuer, the Guarantors, the Trustee and any persons authorised by either of them for inspection and for the taking of copies of it or extracts from it.

12.6                    The Agent is authorised by the Issuer and instructed to (a) in the case of any Global Note which is a CGN, to endorse or to arrange for the endorsement of the relevant Global Note to reflect the reduction in the nominal amount represented by it by the amount so redeemed or purchased and cancelled and (b) in the case of any Global Note which is a NGN, to instruct Euroclear and Clearstream, Luxembourg to make appropriate entries in their records to reflect such redemption or purchase and cancellation, as the case may be; provided, that, in the case of a purchase or cancellation, the Issuer has notified the Agent of the same in accordance with clause12.1.

13.                            ISSUE OF REPLACEMENT NOTES, COUPONS AND TALONS

13.1                    The Issuer will cause a sufficient quantity of additional forms of Notes, Coupons and Talons to be available, upon request, to the Agent or the Principal Paying Agent, as the case may be, at its specified office for the purpose of issuing replacement Notes, Coupons and Talons as provided below.

13.2                    The Agent will, subject to and in accordance with the Conditions and this clause, cause to be delivered any replacement Notes, Coupons and Talons which the Issuer may determine to issue in place of Notes, Coupons and Talons which have been lost, stolen, mutilated, defaced or destroyed.

13.3                    In the case of a mutilated or defaced Note, the Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer may reasonably require) any replacement Note will only have attached to it Coupons and Talons corresponding to those (if any) attached to the mutilated or defaced Note which is presented for replacement.

13.4                    The Agent shall obtain verification in the case of an allegedly lost, stolen or destroyed Note, Coupon or Talon in respect of which the serial number is known, that the Note, Coupon or Talon has not previously been redeemed, paid or exchanged, as the case may be.  The Agent shall not issue any replacement Note, Coupon or Talon unless and until the claimant shall have:

(a)                               paid the costs and expenses incurred in connection with the issue;

(b)                              provided it with such evidence and indemnity as the Issuer may reasonably require; and

(c)                               in the case of any mutilated or defaced Note, Coupon or Talon, surrendered it to the Agent.

13.5                    The Agent shall cancel any mutilated or defaced Notes, Coupons and Talons in respect of which replacement Notes, Coupons and Talons have been issued under this clause and shall furnish the Issuer with a certificate stating the serial numbers of the Notes, Coupons and Talons cancelled and, unless otherwise instructed by the Issuer in writing, shall destroy the cancelled Notes, Coupons and Talons and give to the Issuer and the Trustee a destruction certificate containing the information specified in subclause 12.4.

13.6                    The Agent shall, on issuing any replacement Note, Coupon or Talon, immediately inform the Issuer and the other Paying Agents of the serial number of the replacement Note, Coupon or Talon issued and (if known) of the serial number of the Note, Coupon or Talon in place of which the replacement Note, Coupon or Talon has been issued.  Whenever replacement Coupons or Talons are issued, the Agent shall also notify the other Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Coupons or Talons and of the replacement Coupons or Talons issued.

13.7                    The Agent shall keep a full and complete record of all replacement Notes, Coupons and Talons issued and shall make the record available at all reasonable times to the Issuer, the Guarantors, the Trustee and any persons authorised by either of them for inspection and for the taking of copies of it or extracts from it.

13.8                    Whenever any Note, Coupon or Talon for which a replacement Note, Coupon or Talon has been issued and in respect of which the serial number is known is presented to a Paying Agent for payment, the relevant Paying Agent shall immediately send notice of that fact to the Issuer and the other Paying Agents.

13.9                    The Paying Agents shall issue further Coupon sheets against surrender of Talons.  A Talon so surrendered shall be cancelled by the relevant Paying Agent who (except where the Paying Agent is the Agent) shall inform the Agent of its serial number.  Further Coupon sheets issued on surrender of Talons shall carry the same serial number as the surrendered Talon.

14.                            COPIES OF DOCUMENTS AVAILABLE FOR INSPECTION

14.1                    The Guarantees shall be deposited with the Agent and shall be held in safe custody by it on behalf of the Noteholders and the Couponholders at its specified office for the time being.

14.2                    Each Paying Agent shall hold available for inspection at its specified office during normal business hours copies of all documents required to be so available by the Conditions of any Notes or the rules of any relevant Stock Exchange (or any other relevant authority).  For these purposes, the Issuer and the Guarantors shall provide the Paying Agents with sufficient copies of each of the relevant documents.

15.                            MEETINGS OF NOTEHOLDERS

15.1                    The provisions of Schedule 3 (Provisions for Meeting of Noteholders) of the Trust Deed, which are subject to compliance with the laws of the Republic of Italy, shall apply to meetings of the Noteholders and shall have effect in the same manner as if set out in this Agreement.

15.2                    Each of the Paying Agents shall (i) issue voting certificates and voting instructions, (ii) give the relevant notices to the Issuer and the Trustee, (iii) keep a full and complete record of all voting certificates and voting instructions issued by it in accordance with Schedule 3 (Provisions for Meeting of Noteholders) of the Trust Deed.

15.3                    The constitution of meetings and the validity of resolutions thereof shall be governed by the provisions of Italian laws (including without limitation Legislative Decree No. 58 of 24 February 1998, as amended) and the Issuer’s by-laws in force from time to time. In particular: (a) if Italian law and the Issuer’s by-laws provides for a multiple call meeting, a meeting will be validly held if (i) in the case of first call there are one or more persons present holding Notes or voting certificates or being proxies and holding or representing in aggregate not less than one half of the nominal amount of the Notes for the time being outstanding; (ii) in case of second call there are one or more persons present holding Notes or voting certificates or being proxies and holding or representing in aggregate more than one third of the nominal amount of the Notes for the time being outstanding; (iii) in case of further call there are one or more persons present holding Notes or voting certificates or being proxies and holding or representing in aggregate more than one fifth of the nominal amount of the Notes for the time being outstanding; and (b) if Italian law and the Issuer’s by-laws provides for a single call meeting, the quorum under (iii) above shall apply, provided that a higher majority may be required by the Issuer’s by-laws.

15.4                    The resolutions at any meeting convened on first call or second call or further call or, as the case may be, on single call Meeting may only be adopted by the favourable vote of one or more persons holding Notes or voting certificates or being proxies representing not less than two thirds of the nominal amount of the Notes represented at the meeting PROVIDED THAT any proposal at any meeting to modify the Conditions of the Notes, as provided under Article 2415 of the Italian Civil Code may only be sanctioned by the passing of a resolution where the majority required to pass such resolution shall be the higher of (i) votes cast by one or more persons present holding Notes in definitive form or voting certificates or being proxies and holding or representing in the aggregate more than one-half of the nominal amount of the Notes for the time being outstanding, and (ii) one or more persons holding or representing not less than two thirds of the Notes represented at the meeting, provided that a different majority may be required by the Italian applicable law and the Issuer’s by-laws in force from time to time.

16.                            COMMISSIONS AND EXPENSES

16.1                    The Issuer or, failing the Issuer, the Guarantors shall pay to the Paying Agent such commissions in respect of the services of the Paying Agents under this Agreement as shall be agreed between the Issuer, the Guarantors and the Paying Agent. Neither the Issuer nor the Guarantors shall be concerned with the apportionment of payment among the Paying Agents.

16.2                    The Issuer or, failing the Issuer, the Guarantors shall also pay to the Paying Agent any documented and properly incurred out-of-pocket expenses (including legal, advertising, postage and fax expenses and any applicable value added tax and stamp, issue, documentary or equivalent taxes and duties thereon) properly incurred by the Paying Agent in connection with its services under this Agreement and by any other Paying Agent under this Agreement.

17.                            INDEMNITY

17.1                    The Issuer or, failing the Issuer, the Guarantors undertakes to indemnify each of the Paying Agents against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them incur or which may be made against any of them as a direct result of or in connection with the appointment of or the exercise of the powers and duties by any Paying Agent under this Agreement except as may result from its own default, gross negligence or bad faith or that of its directors, officers or employees or any of them, or material breach by it of the terms of this Agreement.

17.2                    Each Paying Agent shall severally indemnify the Issuer and the Guarantors against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them incur as a direct result of the negligence, default or bad faith of such Paying Agent or of its officers, directors or employees.

17.3                    Notwithstanding anything else in this Agreement, including, without limitation any indemnity given by the Agent, neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Issuer or any other person for any:

(a)                               loss of profit;

(b)                              loss of revenue:

(c)                               loss of anticipated savings;

(d)                              loss of contract or opportunity;

(e)                               loss of goodwill or reputation; or

(f)                                indirect or consequential loss of whatever nature including any loss of a type described in sub clauses

(a) to (e) (inclusive) above which could be regarded as indirect or consequential,

arising from any representation, any breach of implied term or any duty at common law or under any statute or express term of this Agreement, and whether such liability is asserted on the basis of contract, tort, (including negligence) or otherwise and whether or not reasonably foreseeable or actually contemplated by the parties.

17.4                    The indemnities set out above shall survive any termination of this Agreement.

18.                            RESPONSIBILITY OF THE PAYING AGENTS

18.1                    No Paying Agent shall be responsible to anyone with respect to the validity of this Agreement or the Notes, or Coupons or for any act or omission by it in connection with this Agreement or any Note, or Coupon except for its own negligence, default or bad faith, including that of its officers and employees.

18.2                    No Paying Agent shall have any duty or responsibility in the case of any default by the Issuer or the Guarantors in the performance of its obligations under the Conditions, the Trust Deed or, in the case of receipt of a written demand from a Noteholder or Couponholder, with respect to such default, provided however that immediately on receiving any notice given by a Noteholder in accordance with Condition 9 (Events of Default), the Agent notifies the Issuer, the Trustee and, where applicable, the Guarantors of the fact and furnishes it with a copy of the notice].

18.3                    Whenever in the performance of its duties under this Agreement a Paying Agent shall deem it desirable that any matter be established by the Issuer, the Trustee or any Guarantor prior to taking or suffering any action under this Agreement, the matter may be deemed to be conclusively established by a certificate signed by the Issuer, the Trustee or any Guarantor and delivered to the Paying Agent and the certificate shall be a full authorisation to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon the certificate.

18.4                    Notwithstanding any other provisions of this Agreement, if the Agent is rendered unable to carry out its obligations under this Agreement as a result of the occurrence of a Force Majeure Event, the Agent shall not be liable for any failure to carry out such obligations for so long as it is so prevented.

For the purposes of this clause 18.4, a “Force Majeur Event” means any event due to any cause beyond the reasonable control of the Agent, such as restrictions on the convertibility or transferability of currencies, requisitions, unavailability of communications systems, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind (other than any such actions or strikes undertaken by the Agent itself or its employees), riots, insurrection, war or acts of government.

19.                            CONDITIONS OF APPOINTMENT

19.1                    Each Paying Agent shall be entitled to deal with money paid to it by the Issuer or the Guarantors for the purpose of this Agreement in the same manner as other money paid to a banker by its customers except:

(a)                               that it shall not exercise any right of set-off, lien or similar claim in respect of the money; and

(b)                              that it shall not be liable to account to the Issuer, the Trustee or the Guarantors for any interest on the money.

19.2                    In acting under this Agreement and in connection with the Notes, each Paying Agent shall act solely as an agent of the Issuer and the Guarantors (and, in the circumstances referred to in subclause 2.4, the Trustee) and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes, Coupons or Talons.

19.3                    Each Paying Agent undertakes to the Issuer and the Guarantors to perform its duties, and shall be obliged to perform the duties and only the duties, specifically stated in this Agreement (including Schedule 3 in the case of the Agent), the Conditions, the Trust Deed and the Procedures Memorandum, and no implied duties or obligations shall be read into any of those documents against any Paying Agent, other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent agent in comparable circumstances.  Each of the Paying Agents (other than the Agent) agrees that if any information that is required by the Agent to perform the duties set out in Schedule 3 becomes known to it, it will promptly provide such information to the Agent.

19.4                    The Agent may consult where necessary, at the cost of the Issuer or failing the Issuer the Guarantors (such costs to be duly documented), with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of any action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.

19.5                    Each Paying Agent shall be protected and shall incur no liability in respect of any action taken, omitted or suffered in reliance on any instruction from the Issuer or any Guarantor or any document which it reasonably believes to be genuine and to have been delivered by the proper party or on written instructions from the Issuer or any Guarantor.

19.6                    Any Paying Agent and its officers, directors and employees may become the owner of, and/or acquire any interest in, any Notes, Coupons or Talons with the same rights that it or he would have had if the Paying Agent concerned were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuer or any of the Guarantors and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or in connection with any other obligations of the Issuer or the Guarantors as freely as if the Paying Agent were not appointed under this Agreement.

19.7                    The Issuer and each of the Guarantors shall provide the Agent with a certified copy of the list of persons authorised to execute documents and take action on its behalf in connection with this Agreement and shall notify the Agent immediately in writing if any of those persons ceases to be authorised or if any additional person becomes authorised together, in the case of an additional authorised person, with evidence satisfactory to the Agent that the person has been authorised.

19.8                    Except as otherwise permitted in the Trust Deed, the Conditions or as ordered by a court of competent jurisdiction or as required by law or applicable regulations, the Issuer, the Guarantors, the Trustee and each of the Paying Agents shall be entitled to treat the bearer of any Note or Coupon as the absolute owner of it (whether or not it is overdue and notwithstanding any notice of ownership or writing on it or notice of any previous loss or theft of it).

19.9                    The amount of the Programme may be increased by the Issuer in accordance with the procedure set out in the Programme Agreement.  Upon any increase being effected, all references in this Agreement to the amount of the Programme shall be deemed to be references to the increased amount.

19.10            The Agent shall, upon request from the Issuer, the Trustee or any Dealer, inform such person of the aggregate nominal amount of the Notes, or Notes of any particular Series, then outstanding at the time of such request.

19.11            Each Paying Agent shall, forthwith on demand, upon the Issuer and the Guarantors being discharged from their respective obligations to make payments in respect of any Notes under the Conditions (and provided there is no outstanding bona fide and proper claim in respect of any such payments) pay to the Issuer or the Guarantors, as the case may be, sums equivalent to any outstanding amounts paid to it by the Issuer or the Guarantors, as the case may be, in respect of such Notes.

20.                            COMMUNICATIONS BETWEEN THE PARTIES

A copy of all communications relating to the subject matter of this Agreement between the Issuer, the Trustee or the Guarantors and any Paying Agent (other than the Agent) shall be sent to the Agent.

21.                            CHANGES IN PAYING AGENTS

21.1                    Each of the Issuer and the Guarantors agrees that, for so long as any Note is outstanding, or until moneys for the payment of all amounts in respect of all outstanding Notes have been made available to the Agent and have been returned to the Issuer or the Guarantors, as the case may be, as provided in this Agreement:

(a)                               so long as any Notes are listed on any Stock Exchange, there will at all times be a Paying Agent, which may be the Agent, with a specified office in the place required by the rules and regulations of the relevant Stock Exchange or any other relevant authority;

(b)                              there will at all times be an Agent;

(c)                               there will at all times be a Paying Agent in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(d)                              there will at all times be a Paying Agent in a jurisdiction within Europe, other than the jurisdiction in which the Issuer or any of the Guarantors is incorporated.

In addition, the Issuer and the Guarantors shall immediately appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 5.4 (Payments - General provisions applicable to payments).  Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency (as provided in subclause 21.5)) after not less than 30 nor more than 45 days’ prior notice shall have been given to the Noteholders in accordance with Condition 13 (Notices).

21.2                    The Agent may (subject as provided in subclause 21.4) at any time resign by giving at least 90 days’ written notice to the Issuer, the Guarantors and the Trustee specifying the date on which its resignation shall become effective.

21.3                    The Agent may (subject as provided in subclause 21.4) be removed at any time by the Issuer and the Guarantors, with the prior written approval of the Trustee (which shall not be unreasonably withheld), on at least 90 days’ notice in writing from the Issuer and the Guarantors specifying the date when the removal shall become effective.

21.4                    Any resignation under subclause 21.2 or removal of the Agent under subclauses 21.3 or 21.5 shall only take effect upon the appointment by the Issuer and the Guarantors of a successor Agent approved in writing by the Trustee and (other than in the case of insolvency of the Agent) on the expiry of the notice to be given under clause 24.  Each of the Issuer and the Guarantors agree with the Agent that if, by the day falling 10 days before the expiry of any notice under subclause 21.2, the Issuer and the Guarantors have not appointed a successor Agent approved in writing by the Trustee, then the Agent shall be entitled, on behalf of the Issuer and the Guarantors, to appoint in its place as a successor Agent a reputable financial institution of good standing which the Issuer, the Guarantors and the Trustee shall approve.

21.5                    In case at any time any Paying Agent resigns, or is removed, or becomes incapable of acting or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or a substantial part of its property, or admits in writing its inability to pay or meet its debts as they mature or suspends payment of its debts, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or if any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Paying Agent which shall be a reputable financial institution of good standing may be appointed by the Issuer and the Guarantors, with the prior written approval of the Trustee (which shall not be unreasonably withheld).  Upon the appointment of a successor Paying Agent and acceptance by it of its appointment and (other than in case of insolvency of the Paying Agent when it shall be of immediate effect) upon expiry of the notice to be given under clause 24, the Paying Agent so superseded shall cease to be a Paying Agent under this Agreement.

21.6                    Subject to subclause 21.1, the Issuer and the Guarantors may, after prior consultation with the Agent and with the prior written approval of the Trustee (which shall not be unreasonably withheld), terminate the appointment of any of the other Paying Agents at any time and/or appoint one or more further or other Paying Agents by giving to the Agent and to the relevant other Paying Agent at least 90 days’ notice in writing to that effect (other than in the case of insolvency).

21.7                    Subject to subclause 21.1, all or any of the Paying Agents (other than the Agent) may resign their respective appointments under this Agreement at any time by giving the Issuer, the Guarantors, the Trustee and the Agent at least 45 days’ written notice to that effect.

21.8                    Upon its resignation or removal becoming effective, a Paying Agent shall:

(a)                               in the case of the Agent, immediately transfer all moneys and records held by it under this Agreement to the successor Agent; and

(b)                              be entitled to the payment by the Issuer (failing which the Guarantors) of the commissions, fees and expenses payable in respect of its services under this Agreement before termination in accordance with the terms of clause 16.

21.9                    Upon its appointment becoming effective, a successor or new Paying Agent shall, without any further action, become vested with all the authority, rights, powers, duties and obligations of its predecessor or, as the case may be, a Paying Agent with the same effect as if originally named as a Paying Agent under this Agreement.

21.10            Notwithstanding any other provision in this Agreement, if the Issuer determines, in its sole discretion, that it will be required to withhold or deduct any FATCA Withholding in connection with the next scheduled payment and such FATCA Withholding would not have arisen but for an Agent not being or having ceased to be a person to whom payments are free from FATCA Withholding, the Issuer will be entitled to terminate the Paying Agent without notice and such termination will be effective from any such time specified in writing to such Agent.

22.                            DELEGATION

Notwithstanding anything to the contrary herein or in any other agreement, if in the Paying Agent’s opinion, acting reasonably, it deems it appropriate to delegate any of its roles, duties or obligations created hereunder or under any other agreement (or any part thereof) to a third party, the Issuer hereby acknowledges the potential for, and acquiesces to, such delegation. The Paying Agent acknowledges that, in the absence of any contractual right of action between the Issuer and the person to whom such delegation is made, the Paying Agent shall be liable for any acts or omissions committed by such person, to the same extent as it would have been liable hereunder had it performed such acts or omissions itself.

23.                            MERGER AND CONSOLIDATION

Any corporation into which any Paying Agent may be merged or converted or to which the business of such Paying Agent is transferred, or any corporation with which a Paying Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which a Paying Agent shall be a party, or any corporation to which a Paying Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Issuer, the Guarantors or the Trustee, and after the said effective date all references in this Agreement to the relevant Paying Agent shall be deemed to be references to such successor corporation.  Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Issuer, the Guarantors and the Trustee by the relevant Paying Agent.

24.                            NOTIFICATION OF CHANGES TO PAYING AGENTS

Following receipt of notice of resignation from a Paying Agent and immediately after appointing a successor or new Paying Agent or on giving notice to terminate the appointment of any Paying Agent, the Agent (on behalf of and at the expense of the Issuer, failing which the Guarantors) shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Noteholders under Condition 13.

25.                            CHANGE OF SPECIFIED OFFICE

If any Paying Agent determines to change its specified office it shall give to the Issuer, the Guarantor, the Trustee and the Agent written notice of that fact giving the address of the new specified office which shall be in the same city and stating the date on which the change is to take effect, which shall not be less than 45 days after the notice.  The Agent (on behalf and at the expense of the Issuer (failing which the Guarantors)) shall within 15 days of receipt of the notice (unless the appointment of the relevant Paying Agent is to terminate pursuant to clause 21 on or prior to the date of the change) give or cause to be given not more than 45 days’ nor less than 30 days’ notice of the change to the Noteholders in accordance with the Conditions.

26.                            COMMUNICATIONS

26.1                    All communications shall be by fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone.  Each communication shall be made to the relevant party at the fax number or address or telephone number and, in the case of a communication by fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the others for the purpose.  The initial telephone number, fax number and person or department so specified by each party are set out in the Procedures Memorandum.

26.2                    A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause.  However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective at the opening of business on the next business day in the place of receipt.  Every communication shall be irrevocable save in respect of any manifest error in it.

26.3                    Any notice given under or in connection with this Agreement shall be in English.  All other documents provided under or in connection with this Agreement shall be:

(a)                               in English; or

(b)                              if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

27.                            TAXES AND STAMP DUTIES

The Issuer (failing which the Guarantors) agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

28.                            AMENDMENTS

The Agent, the Issuer and the Trustee may agree, without the consent of the Noteholders or Couponholders, to:

(a)                               any modification of this Agreement which is not in the opinion of the Trustee prejudicial to the interests of the Noteholders; or

(b)                              any modification (except as mentioned in the Conditions) of the Notes, the Coupons or this Agreement which, in the opinion of the Trustee, is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law.

Any modification so made shall be binding on the Noteholders and the Couponholders and, unless the Trustee otherwise agrees, shall be notified to the Noteholders in accordance with Condition 13 (Notices) as soon as practicable after it has been agreed.

29.                            CONFIDENTIALITY AND DATA PROTECTION

The Agent and the Issuer undertake to respect and protect the confidentiality of all information acquired as a result of or pursuant to this Agreement and will not, without the other party’s prior written consent, disclose any such information to a third party, unless it is required to do so by any applicable law or regulation or is specifically authorised to do so hereunder or by any separate agreement, especially where the provision of such information is the object or part of the service to by provided by the Agent.

In order to provide its services to the Issuer and to satisfy legal obligations it is subject to, the Agent will process (in particular, without being limited to, by collecting, recording, organising, storing, adapting or altering, retrieving, consulting, using, disclosing by transmission, disseminating or otherwise making available to third parties) data relating to the Issuer (including, without being limited to the Issuer’s name, address, occupation, nationality, corporate form, etc.). The Issuer may freely refuse to provide the Agent with this information and thus prevent the Agent from using these data-processing systems. However, such a refusal will be an obstacle preventing the start or continuation of business relations between the Issuer and the Agent. The Agent will only ask for the information needed to fulfil its obligations and provide the Issuer with its services. The Issuer may, at its request, access the data relating to it and will be entitled to have it amended. The data will be kept for the period which the Agent is required to keep it by law.

The Issuer expressly authorises the transfer of data to third parties or to the head office of the Agent (or any other person providing services to the Agent ) if such transmission is required to allow the Agent to provide its services to the Issuer or to satisfy legal obligations it or such third party is subject to (subject always to be bound by any confidentiality requirements in relation to such data unless required by law). The Issuer expressly authorises such transfer, including, to the extent relevant, any transfer to third parties established outside the European Communities (subject always to be bound by any confidentiality requirements in relation to such data unless required by law).

30.                            CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

31.                            GOVERNING LAW AND SUBMISSION TO JURISDICTION

31.1                    This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, the laws of England.

31.2                    Subject to subclause 31.4, the courts of England are to have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement, including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement, (a Dispute) and, accordingly, the Issuer and each Guarantor in relation to any Dispute submits to the jurisdiction of such courts.

31.3                    For the purposes of this clause 31, the Issuer and the Guarantors hereby irrevocably waive any objection which it may have now or hereafter to the laying of the venue of any suit, action or proceedings (together referred to as Proceedings) in any such court on the grounds that that any such Proceedings have been brought in an inconvenient forum.

31.4                    To the extent allowed by law, the Paying Agents may, in respect of any Dispute or Disputes, take (i) Proceedings against the Issuer or any Guarantor in any other court of competent jurisdiction, and (ii) concurrent Proceedings in one or more jurisdictions.

31.5                    The Issuer and each Guarantor appoints Luxottica UK Ltd. at its registered office for the time being as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

31.6                    The Issuer and each Guarantor and the Paying Agents:

(a)                               agrees to procure that, so long as any of the Notes remain liable to prescription, there shall be in force an appointment of such a person approved by the Trustee with an office in London with authority to accept service as aforesaid;

(b)                              agrees that failure by any such person to give notice of such service of process to the Issuer or the Guarantors or the relevant Paying Agent shall not impair the validity of such service or of any judgment based thereon; and

(c)                               agrees that nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

32.                            COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SCHEDULE 1

FORM OF CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT

DATED [●]

Luxottica Group S.p.A.

(incorporated with limited liability in the Republic of Italy)

€2,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

(a corporation under the laws of the State of Delaware)

and

Luxottica S.r.l.

(incorporated with limited liability in the Republic of Italy)

THIS AGREEMENT is dated [●]

BETWEEN:

(1)                              LUXOTTICA GROUP S.p.A. (the Issuer);

(2)                              LUXOTTICA U.S. HOLDINGS CORP. and LUXOTTICA S.R.L. (the Guarantors and each a Guarantor);

(3)          BNP PARIBAS TRUST CORPORATION UK LTD (the Trustee, which expression shall include any successor trustee appointed under the terms of the Trust Deed); and

(4)                              [●] of [●] (the Calculation Agent, which expression shall include any successor calculation agent appointed under this Agreement).

IT IS AGREED:

1.                                    APPOINTMENT OF THE CALCULATION AGENT

The Calculation Agent is appointed, and the Calculation Agent agrees to act, as Calculation Agent in respect of each Series of Notes described in the Schedule (the Relevant Notes) for the purposes set out in clause 2 and on the terms of this Agreement.  The agreement of the parties that this Agreement is to apply to each Series of Relevant Notes shall be evidenced by the manuscript annotation and signature in counterpart of the Schedule.

2.                                    DUTIES OF CALCULATION AGENT

The Calculation Agent shall in relation to each series of Relevant Notes (each a Series) perform all the functions and duties imposed on the Calculation Agent by the terms and conditions of the Relevant Notes (the Conditions) including endorsing the Schedule appropriately in relation to each Series of Relevant Notes.  In addition, the Calculation Agent agrees that it will provide a copy of all calculations made by it which affect the nominal amount outstanding of any Relevant Notes which are identified on the Schedule as being NGNs to BNP Paribas Securities Services, Luxembourg Branch to the contact details set out on the signature page hereof.

3.                                    EXPENSES

The arrangements in relation to expenses will be separately agreed in relation to each issue of Relevant Notes.

4.                                    INDEMNITY

4.1                            The Issuer shall indemnify (and failing the Issuer so indemnifying, the Guarantors agrees to indemnify) the Calculation Agent against any losses, liabilities, costs, claims, actions, demands or expenses (together, Losses) (including, but not limited to, all reasonable costs, legal fees, charges and expenses (together, Expenses) paid or incurred in disputing or defending any Losses) which it may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement except for any Losses or Expenses resulting from its own default, negligence or bad faith or that of its officers, directors or employees or the breach by it of the terms of this Agreement.

4.2                            The Calculation Agent shall indemnify the Issuer and the Guarantors against any Losses, (including, but not limited to, all reasonable Expenses paid or incurred in disputing or defending any Losses)

which the Issuer or any Guarantor may incur or which may be made against the Issuer or any Guarantor as a result of the breach by the Calculation Agent of the terms of this Agreement or its default, negligence or bad faith or that of its officers, directors or employees.

5.                                    CONDITIONS OF APPOINTMENT

5.1                            In acting under this Agreement and in connection with the Relevant Notes, the Calculation Agent shall act solely as an agent of the Issuer, the Guarantors and in circumstances described in subclause 5.2, the Trustee and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Relevant Notes or the coupons (if any) appertaining to the Relevant Notes.

5.2                            At any time after an Event of Default or a Potential Event of Default shall have occurred and be continuing or the Notes shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under clause 10 (Application of Moneys) of the Trust Deed to the relevant Noteholders and/or Couponholders, the Trustee may by notice in writing to the Issuer, the Guarantors and the Calculation Agent require the Calculation Agent pursuant to this Agreement:

(a)                               to act thereafter as Calculation Agent of the Trustee mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any provisions of this Agreement for the indemnification, remuneration and payment of out-of-pocket expenses of the Calculation Agent shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed in respect of the Notes of the relevant Series and available for the purpose) and thereafter to hold all documents and records held by it in respect of Notes and Coupons on behalf of the Trustee; or

(b)                              to deliver up all documents and records held by it in respect of Notes and Coupons to the Trustee or as the Trustee shall direct in such notice, provided that such notice shall be deemed not to apply to any documents or records which the Calculation Agent is obliged not to release by any law or regulation.

5.3                            In relation to each issue of Relevant Notes, the Calculation Agent shall be obliged to perform the duties and only the duties specifically stated in this Agreement and the Conditions and no implied duties or obligations shall be read into this Agreement or the Conditions against the Calculation Agent, other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent expert in comparable circumstances.

5.4                            The Calculation Agent may consult with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of any action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.

5.5                            The Calculation Agent shall be protected and shall incur no liability in respect of any action taken, omitted or suffered in reliance on any instruction from the Issuer, the Guarantors or the Trustee or any document which it reasonably believes to be genuine and to have been delivered by the proper party or on written instructions from the Issuer, the Guarantors or the Trustee.

5.6                            The Calculation Agent and any of its officers, directors and employees may become the owner of, or acquire any interest in, any Notes or Coupons (if any) with the same rights that it or he would have had if the Calculation Agent were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuer, the Guarantors or the Trustee and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or in connection with any other obligations of the Issuer or the Guarantors as freely as if the Calculation Agent were not appointed under this Agreement.

6.                                    TERMINATION OF APPOINTMENT

6.1                            The Issuer and the Guarantors may, with the prior written approval of the Trustee (such approval not to be unreasonably withheld or delayed), terminate the appointment of the Calculation Agent at any time by giving to the Calculation Agent at least 45 days’ prior written notice to that effect, provided that, so long as any of the Relevant Notes is outstanding:

(a)                               the notice shall not expire less than 45 days before any date on which any calculation is due to be made in respect of any Relevant Notes; and

(b)                              notice shall be given in accordance with the Conditions to the holders of the Relevant Notes at least 30 days before any removal of the Calculation Agent.

6.2                            Notwithstanding the provisions of subclause 6.1, if at any time:

(a)                               the Calculation Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or if any officer takes charge or control of the Calculation Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(b)                              the Calculation Agent fails duly to perform any function or duty imposed on it by the Conditions and this Agreement,

the Issuer and the Guarantors, with the prior written approval of the Trustee, such consent not to be unreasonably withheld or delayed, may immediately without notice terminate the appointment of the Calculation Agent. The Issuer will forthwith appoint a successor Calculation Agent approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed) and will notify Noteholders of such termination and appointment as soon as is practicable.

6.3                            The termination of the appointment of the Calculation Agent under subclauses 6.1 or 6.2 shall not entitle the Calculation Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

6.4                            The Calculation Agent may resign its appointment under this Agreement at any time by giving to the Issuer, the Guarantors and the Trustee at least 90 days’ prior written notice to that effect.  Following receipt of a notice of resignation from the Calculation Agent, the Issuer shall promptly give notice of the resignation to the holders of the Relevant Notes in accordance with the Conditions.

6.5                            Notwithstanding the provisions of subclauses 6.1, 6.2 and 6.4, so long as any of the Relevant Notes is outstanding, the termination of the appointment of the Calculation Agent (whether by the Issuer, the Guarantors or by the resignation of the Calculation Agent) shall not be effective unless upon the expiry of the relevant notice a successor Calculation Agent, approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed), has been appointed.  The Issuer and the Guarantors agree with the Calculation Agent that if, by the day falling 10 days before the expiry of any notice under subclause 6.4, the Issuer and the Guarantors have not appointed a replacement Calculation Agent approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed), the Calculation Agent shall be entitled, on behalf of the Issuer and the Guarantors, to appoint as a successor Calculation Agent in its place a reputable financial institution of good standing which the Issuer, the Guarantors and the Trustee shall approve.

6.6                            Upon its appointment becoming effective, a successor Calculation Agent shall without any further action, become vested with all the authority, rights, powers, duties and obligations of its predecessor with the same effect as if originally named as the Calculation Agent under this Agreement.

6.7                            If the appointment of the Calculation Agent under this Agreement is terminated (whether by the Issuer and the Guarantors or by the resignation of the Calculation Agent), the Calculation Agent shall on the date on which the termination takes effect deliver to the successor Calculation Agent any records concerning the Relevant Notes maintained by it (except those documents and records which it is obliged by law or regulation to retain or not to release), but shall have no other duties or responsibilities under this Agreement.

6.8                            Any corporation into which the Calculation Agent may be merged or converted, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, unless otherwise required by the Issuer, the Guarantors and the Trustee, and after the said effective date all references in this Agreement to the Calculation Agent shall be deemed to be references to such successor corporation.  Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Issuer, the Guarantors, the Trustee and the Agent by the Calculation Agent.

7.                                    COMMUNICATIONS

7.1                            All communications shall be fax or letter delivered by hand.  Each communication shall be made to the relevant party at the fax number or address and marked for the attention of the person or department from time to time specified in writing by that party to the others for the purpose.  The initial fax number and person or department so specified by each party are set out in the Procedures Memorandum or, in the case of the Calculation Agent, on the signature page of this Agreement.

7.2                            A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received or (if by letter) when delivered, in each case in the manner required by this clause 7.  However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective at the opening of business on the next business day in the place of receipt.  Every communication shall be irrevocable save in respect of any manifest error in it.

7.3                            Any notice given under or in connection with this Agreement shall be in English.  All other documents provided under or in connection with this Agreement shall be:

(a)                               in English; or

(b)                              if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

8.                                    DESCRIPTIVE HEADINGS AND COUNTERPARTS

8.1                            The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

8.2                            This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.                                    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.                            GOVERNING LAW AND SUBMISSION TO JURISDICTION

10.1                    This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, the laws of England.

10.2                    Subject to subclause 10.4, the courts of England are to have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement, including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement, (a Dispute) and, accordingly, the Issuer and each Guarantor in relation to any Dispute submits to the jurisdiction of such courts.

10.3                    For the purposes of this clause 10, the Issuer and the Guarantors hereby irrevocably waive any objection which it may have now or hereafter to the laying of the venue of any suit, action or proceedings (together referred to as Proceedings) in any such court on the grounds that that any such Proceedings have been brought in an inconvenient forum.

10.4                    To the extent allowed by law, the Calculation Agent may, in respect of any Dispute or Disputes, take (i) Proceedings against the Issuer or any Guarantor in any other court of competent jurisdiction, and (ii) concurrent Proceedings in one or more jurisdictions.

10.5                    The Issuer and each Guarantor appoints Luxottica UK Ltd. at its registered office for the time being as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

10.6                    The Issuer and each Guarantor and the Calculation Agent:

(a)                               agrees to procure that, so long as any of the Notes remain liable to prescription, there shall be in force an appointment of such a person approved by the Trustee with an office in London with authority to accept service as aforesaid;

(b)                              agrees that failure by any such person to give notice of such service of process to the Issuer or the Guarantors or the Calculation Agent shall not impair the validity of such service or of any judgment based thereon; and

(c)                               agrees that nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

10.7                   This Agreement has been entered into on the date stated at the beginning of this Agreement.

Luxottica Group S.p.A.

By:

Luxottica U.S. Holdings Corp.

By:

Luxottica S.r.l.

By:

[CALCULATION AGENT]

[Address of Calculation Agent]

Telex No:	[●]
Telefax No:	[●]

Attention:	[●]

By:

Contact Details

BNP Paribas Securities Services, Luxembourg Branch

33, rue de Gasperich

Howald – Hesperange

L-2085 Luxembourg

Telex No:	[●]
Telefax No:	[●]

Attention:	[●]

SCHEDULE ONE

TO THE CALCULATION AGENCY AGREEMENT

Series Number	Issue Date	Maturity Date	Title and Nominal Amount	NGN [Yes/No]	Annotation by Calculation Agent/Issuer

SCHEDULE 2

Form of Put Notice

luxottica group s.p.a.
[title of relevant Series of Notes]

By depositing this duly completed Notice with any Paying Agent for the above Series of Notes (the Notes) the undersigned holder of the Notes surrendered with this Notice and referred to below irrevocably exercises its option to have [the full/………] nominal amount of the Notes redeemed in accordance with Condition 6.4 (Redemption and Purchase – Redemption at the option of the Noteholders (Investor Put)) on [redemption date].

This Notice relates to Notes in the aggregate nominal amount of…………….bearing the following serial numbers:

………………………………………………....................………...........................…...........................................................

If the Notes referred to above are to be returned to the undersigned under clause 10.4 of the Agency Agreement, they should be returned by post to:

………………………………………………....................………..........................................................................................

Payment Instructions

Please make payment in respect of the above-mentioned Notes by [cheque posted to the above address/transfer to the following bank account]:

Bank:          ………………………..                                                                                                                                                                                 Branch Address:               ………………………..

Branch Code:                     ….……………………..                                                                                                                             Account Number:         ………………………..

Signature of holder:     ………………………..

[To be completed by recipient Paying Agent]

Details of missing unmatured Coupons  ………………………..

Received by:                                                                             …………………………………………

 [Signature and stamp of Paying Agent]

At its office at:                                                                  ………………………..                                                                              On:                              …………………..

NOTES:

1.                                       Complete as appropriate.

2.                                       The Agency Agreement provides that Notes so returned will be sent by post, uninsured and at the risk of the Noteholder, unless the Noteholder otherwise requests and pays the costs of such insurance to the relevant Paying Agent at the time of depositing the Note referred to above.

3.                                       Only relevant for Fixed Rate Notes in definitive form.

N.B.                         The Paying Agent with whom the above-mentioned Notes are deposited will not in any circumstances be liable to the depositing Noteholder or any other person for any loss or damage arising from any act, default or omission of such Paying Agent in relation to the said Notes or any of them unless such loss or damage was caused by the fraud or negligence of such Paying Agent or its directors, officers or employees.

This Put Notice is not valid unless all of the paragraphs requiring completion are duly completed.  Once validly given this Put Notice is irrevocable except in the circumstances set out in clause 10.4 of the Agency Agreement.

SCHEDULE 3

ADDITIONAL DUTIES OF THE AGENT

In relation to each Series of Notes that are NGNs, the Agent will comply with the following provisions:

1.                                    The Agent will inform each of Euroclear and Clearstream, Luxembourg (the ICSDs), through the common service provider appointed by the ICSDs to service the Notes (the CSP), of the initial issue outstanding amount (IOA) for each Tranche on or prior to the relevant Issue Date.

2.                                    If any event occurs that requires a mark up or mark down of the records which an ICSD holds for its customers to reflect such customers’ interest in the Notes, the Agent will (to the extent known to it) promptly provide details of the amount of such mark up or mark down, together with a description of the event that requires it, to the ICSDs (through the CSP) to ensure that the IOA of the Notes remains at all times accurate.

3.                                    The Agent will at least once every month reconcile its record of the IOA of the Notes with information received from the ICSDs (through the CSP) with respect to the IOA maintained by the ICSDs for the Notes and will promptly inform the ICSDs (through the CSP) of any discrepancies.

4.                                    The Agent will promptly assist the ICSDs (through the CSP) in resolving any discrepancy identified in the IOA of the Notes.

5.                                    The Agent will promptly provide to the ICSDs (through the CSP) details of all amounts paid by it under the Notes (or, where the Notes provide for delivery of assets other than cash, of the assets so delivered).

6.                                    The Agent will (to the extent known to it) promptly provide to the ICSDs (through the CSP) notice of any changes to the Notes that will affect the amount of, or date for, any payment due under the Notes.

7.                                    The Agent will (to the extent known to it) promptly provide to the ICSDs (through the CSP) copies of all information that is given to the holders of the Notes.

8.                                    The Agent will promptly pass on to the Issuer all communications it receives from the ICSDs directly or through the CSP relating to the Notes.

9.                                    The Agent will (to the extent known to it) promptly notify the ICSDs (through the CSP) of any failure by the Issuer to make any payment or delivery due under the Notes when due.

SIGNATORIES

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Issuer

Luxottica Group S.p.A.

By:	/s/ Marco Bigatti

The Guarantors

Luxottica U.S. Holdings Corp.

By:	/s/ Marco Bigatti

Luxottica S.r.l.

By:	/s/ Marco Bigatti

The Agent

BNP Paribas Securities Services, Luxembourg Branch

By:	/s/ Caroline Frere	/s/ Catherine Vesvre

The Trustee

BNP Paribas Trust Corporation UK Ltd

By:	/s/ Karen Williamson	/s/ Helen Tricard